Exhibit 12.5
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                                                     TURNER BROADCASTING SYSTEM
                                                 RATIO OF EARNINGS TO FIXED CHARGES
                                        Pro Forma(a)                                       Historical
                                    --------------------   ------------------------------------------------------------------------
                                       Nine                   Nine                                 Three      Nine
                                     Months      Year         Months                               Months    Months     Year
                                      Ended      Ended        Ended                                Ended     Ended      Ended
                                    September   December    September         Year Ended          December  September  December
                                       30,        31,           30,           December 31,          31,       30,        31,
                                      2000       1999          2000      1999     1998     1997   1996(b)   1996(b)     1995
                                    --------------------   ------------------------------------------------------------------------

Earnings:

Net income (loss) before
 income taxes and cumulative
 effect of accounting change         $(680)    $(844)        $377       $574      $358     $265    $  42      $(42)     $  173
Interest expense                       187       192          187        192       195      211       60       141         209
Amortization of capitalized
 interest                                -         3            -          3         8       16        5        13          11
Portion of rents representative
 of an interest factor                  33        37           33         37        31       23        8        23          31
Preferred stock dividend
 requirements of majority-owned
 subsidiaries                            -         -            -          -         -        -        -         -           -
Adjustment for partially owned
 subsidiaries and 50% owned
 companies                               -         -            -          -         -        -        -         -           -
Undistributed losses (earnings) of
 less than 50% owned companies          (2)        3           (2)         3         6       12        2         1          16
                                     -----     -----         -----      ----      ----     ----    -----      ----      ------
    Total earnings                   $(462)    $(609)        $595       $809      $598     $527    $ 117      $136      $  440
                                     =====     =====         ====       ====      ====     ====    =====      ====      ======
Fixed Charges:

Interest expense                     $ 187     $ 192         $187       $192      $195     $211    $  60      $141      $ 209
Capitalized interest                     -         -            -          -         -       13        6        16          15
Portion of rents representative
 of an interest factor                  33        37           33         37        31       23        8        23          31
Preferred stock dividend
 requirements of majority-owned
 subsidiaries                            -         -            -          -         -        -        -         -           -
Adjustments for partially owned
 subsidiaries and 50% owned
 companies                               -         -            -          -         -        -        -         -           -
                                     -----     -----         ----       ----      ----     ----    -----      ----       -----
    Total fixed charges              $ 220     $ 229         $220       $229      $226     $247    $  74      $180      $  255
                                     =====     =====         ====       ====      ====     ====    =====      ====      ======
Pretax income necessary to
 cover preferred dividend
 requirements
                                     -----     -----         ----       ----      ----     ----    -----      ----      ------
    Total combined                   $ 220     $ 229         $220       $229      $226     $247    $  74      $180      $  255
                                     =====     =====         ====       ====      ====     ====    =====      ====      ======
    Ratio of earnings to
    fixed charges (deficiency
    in the coverage of fixed
    charges by earnings before
    fixed charges)                   $(682)    $(838)         2.7x       3.5x       2.6x    2.1x     1.6x     $(44)        1.7x
                                     =====     =====         ====       ====      ====     ====    =====      ====      ======
    Ratio of earnings to
    combined fixed charges
    and preferred dividend
    requirements (deficiency
    in the coverage of combined
    fixed charges and preferred
    dividend requirements                -         -            -          -         -       -         -         -           -
    deficiency)                      $(682)    $(838)         2.7x       3.5x      2.6x    2.1x      1.6x     $(44)        1.7x
                                     =====     =====         ====       ====      ====     ====    =====      ====      ======

(a)   As a result of the merger of America Online and Time Warner, the pro forma ratios of Turner Broadcasting System ("TBS") have been adjusted to reflect an allocable portion of AOL Time Warner's new basis of accounting on a pushdown basis. The historical ratios are reflected at TBS's historical cost basis of accounting. TBS's pro forma ratios are presented to give effect to the merger of America Online and Time Warner as if it occurred on January 1, 1999.

(b)   Time Warner became the parent company of TWC and TBS on October 10, 1996, upon the merger of TWC and TBS with separate subsidiaries of Time Warner (the "TBS Merger"). The historical ratios of TBS for all periods afer that TBS Merger have been adjusted to reflect Time Warner's basis of accounting. The historical ratios of TBS for all periods before the TBS merger are reflected at TBS's historical basis of accounting.
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